EXHIBIT 99.1

Central Garden & Pet Acquires Gulfstream Home & Garden

Exclusive Marketer of Sevin(R), Over’n Out!(R) And RooTone(R) Brands

Extends Leading Active Ingredient Portfolio

WALNUT CREEK, Calif.—(BUSINESS WIRE)—Feb. 8, 2005— Central Garden & Pet Company (Nasdaq:CENT) announced today that it has acquired Gulfstream Home & Garden, Inc. and its 20% equity interest in Tech Pac, L.L.C.

Gulfstream is the exclusive marketer of the leading garden product brands Sevin(R), Over’n Out!(R), and RooTone(R) through its relationship with Tech Pac, a supplier of insect control products.

“The acquisition of Gulfstream complements our strategy to market and sell premium garden and pet brands while strengthening our access to leading active ingredients,” commented Glenn Novotny, President and Chief Executive Officer of Central Garden & Pet. “Sevin is the leading broad-based lawn and garden insecticide. Over’n Out! is a leading fire ant control product, and RooTone is a leading root stimulant for the gardening enthusiast.”

Central’s portfolio of brands of active ingredients include Zodiac flea and tick control; Altosid and PreStrike mosquito control for professional and consumer usage; Amdro fire ant control; Grant’s household and garden ant control; and Eliminator weed and grass control manufactured exclusively for Wal*Mart.

“We are pleased that Jim Hills and his management team will be joining us and look forward to working with Jim and the partners of Tech Pac,” concluded Mr. Novotny.

The purchase price of Gulfstream is approximately $22 million with possible performance based payments. This is consistent with Central’s previously stated acquisition criteria of five to seven times trailing twelve months operating income. The acquisition is expected to add approximately 2-3 cents per share toward Central’s fiscal 2005 financial results.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Energy Saver Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings including, without limitation, the resolution of litigation between the Company and Hebert Axelrod. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CONTACT:

Central Garden & Pet

Paul Warburg, 925-948-3686

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